Exhibit 10.51

LYDALL, INC.
INDUCEMENT NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made between Lydall, Inc., a Delaware corporation (“Lydall”), and the recipient (the “Recipient”) with respect to a Nonqualified Stock Option pursuant to the award letter (the “Award Letter”), dated November 1, 2019, from Lydall to the Recipient. All capitalized terms used but not defined in this Agreement shall have the meanings that have been ascribed to them on Schedule A attached hereto.
1.Grant of Award. On the Date of Grant (as defined in the Award Letter), the Recipient has been granted a Nonqualified Stock Option to purchase up to the number of shares of Common Stock as set forth in the Award Letter (the “Option”). The Option is subject to the terms and conditions set forth in the Award Letter and this Agreement. The vesting and exercisability schedule of the Option is set forth in the Award Letter.
The Option was granted to the Recipient pursuant to the inducement grant exception under NYSE Listing Company Manual Rule 303A.08, and not pursuant to Lydall’s 2012 Stock Incentive Plan, as such plan may be amended from time to time, or under any other stock incentive plan of Lydall, as an inducement that is material to the Recipient’s employment with Lydall.
2.Type of Option. The Option is a Nonqualified Stock Option which does not qualify for “incentive stock option” treatment under Section 422 of the Code.

3.Option Price. The purchase price of each Share subject to the Option is set forth in the Award Letter.

4.Acceptance of Option. The Recipient shall have no rights with respect to the Option unless the Recipient accepts this Agreement no later than the close of business on the date that is sixty (60) days after the Date of Grant. Such acceptance of the Option shall be effected by accessing the website of Lydall’s administrative agent (the “Administrative Agent”), referenced in the Award Letter, and completing the required on-line grant acknowledgement process.

5.Manner of Exercise.

(a)    Administrative Agent. To the extent the Option is exercisable in accordance with the Award Letter, the Administrative Agent must be used to exercise all or any portion of the Option. The Administrative Agent will provide the Recipient with a confirmation of each exercise made. The Administrative Agent will collect funds for the option purchase price and taxes related to an exercise (as applicable). To exercise all or any portion of the Option or to ask questions regarding how to exercise, contact the Administrative Agent.

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Exhibit 10.51

(b)    Payment Upon Exercise. Shares purchased upon the exercise of the Option shall be paid for as follows:

(i)	in cash or by check, payable to the order of Lydall;

(ii)
unless prohibited by the Award Administrator (as defined in Section 10 below), by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to Lydall sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Recipient to Lydall of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to Lydall cash or a check sufficient to pay the exercise price and any required tax withholding;

(iii)
unless prohibited by the Award Administrator, by delivery at the time of exercise (either by actual physical delivery or by attestation) of Shares owned by the Recipient valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Shares, if acquired directly from Lydall, were owned by the Recipient for such minimum period of time, if any, as may be established by the Award Administrator, and (iii) such Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(iv)
only if expressly permitted by the Award Administrator, by delivery of a notice of “net exercise,” as a result of which the Participant would receive (i) the number of Shares underlying the portion of the Option being exercised, less (ii) such number of Shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(v)	only if expressly permitted by the Award Administrator, by payment of such other lawful consideration as the Award Administrator may determine; or

(vi)	only if expressly permitted by the Award Administrator, by any combination of the above forms of payment.

(c)    Tax Withholding. The Recipient must satisfy all income and employment tax withholding obligations associated with the exercise of the Option before Lydall or a Lydall Affiliate will deliver stock certificates (or the electronic equivalent thereof) or otherwise recognize ownership of the Shares upon the exercise the Option. Lydall or a Lydall Affiliate may elect to satisfy the withholding obligations through additional withholding on salary or wages, and except in those jurisdictions where such election is prohibited by applicable law, by accepting the Option, the Recipient acknowledges and agrees to the exercise by Lydall or any Lydall Affiliate of such election. If Lydall or a Lydall Affiliate elects not to or cannot withhold from other compensation, the Recipient (either directly or through a broker) must pay to Lydall

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Exhibit 10.51

or a Lydall Affiliate the full amount, if any, required for withholding. If approved by the Award Administrator, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual physical delivery or by attestation) of Shares, including Shares retained from the Option, valued at their Fair Market Value (determined, for purposes of this Section 5(c), as of the date the tax obligation arises instead of the date of grant); provided, however, except as otherwise provided by the Award Administrator, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(d)    Compliance With Policies. All employees must comply with Lydall’s policies regarding trading of its securities. In addition, Lydall requires officers designated under Section 16 of the Exchange Act and certain other designated employees to pre-clear certain transactions with Lydall’s General Counsel. The Recipient should consult applicable Lydall policies prior to engaging in any transaction relating to the Option.

6.	Other Terms and Conditions.

(a)    Term of Option. The Option shall have a maximum term of ten (10) years from the Date of Grant, subject to earlier termination in accordance with the following provisions in the event that the Recipient ceases to be an employee of the Company:

(i)
Termination by Reason of Death or Disability. If the Recipient’s employment by the Company terminates by reason of the death or permanent and total disability (as defined in Section 22(e) of the Code) (“Disability”) of the Recipient, the Option shall thereupon automatically terminate, except that the portion of the Option that has vested on or prior to the date of termination may thereafter be exercised by the Recipient or the legal representative of his or her estate for a period of one year from the date of such termination of employment or until the expiration of the maximum term of the Option, whichever period is shorter.

(ii)
Other Termination. If the Recipient’s employment by the Company terminates for any reason other than the death or Disability of the Recipient, and provided the termination was not for Cause, the Option shall thereupon automatically terminate, except that the portion of the Option that was vested on or prior to the date of such termination of employment may thereafter be exercised by the Recipient for a period of one year from the date of such termination of employment or until the expiration of the maximum term of such Option, whichever period is shorter. Notwithstanding the foregoing, if the Award Administrator determines that the termination of the Recipient’s employment by the Company was for Cause, the Option shall automatically terminate as of

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the date of such termination of employment, and no portion of the Option may be exercised by the Recipient after such date.

(b)    Exercise of Option and Limitations Thereon. The Option shall become exercisable subject to the limitations set forth in the Award Letter.

(c)    Nontransferability. The Option shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Recipient, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and, during the life of the Recipient, shall be exercisable only by the Recipient; provided, however, that the Award Administrator may permit the gratuitous transfer of the Option by the Recipient to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Recipient and/or an immediate family member thereof if Lydall would be eligible to use Form S-8 under the Securities Act for the registration of the sale of the Shares subject to the Option to such proposed transferee; provided further, that neither Lydall nor any Lydall Affiliate shall be required to recognize any such transfer until such time as such transferee shall, as a condition to such transfer, deliver a written instrument in form and substance satisfactory to Lydall confirming that such transferee shall be bound by all of the terms and conditions of this Agreement. References to the Recipient in this Agreement, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 6(c) shall be deemed to restrict a transfer to Lydall or a Lydall Affiliate.

(d)    No Stockholder Rights. The Recipient shall not be entitled to any rights as a stockholder with respect to any Shares subject to the Option prior to the date of issuance to him or her of any such Shares following a valid exercise of the Option.

(e)    Recoupment of Awards.

(i)
If the Award Administrator determines in good faith that the Recipient has engaged in fraudulent conduct relating to the Company, then (i) the Option shall be forfeited and (ii) with respect to the year in which such fraudulent conduct occurred, if the Recipient realized any Economic Value from the Option that was based on or resulted from such fraudulent conduct, the Recipient shall promptly reimburse to the Company such Economic Value.

(ii)
This Option shall be subject to recoupment as required by the applicable provisions of any law (including without limitation Section 10D of the Exchange Act), government regulation or stock exchange listing requirement (and any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

7.No Employment Rights. Nothing in this Agreement shall be deemed to: (a) confer or be deemed to confer upon the Recipient any right to continue in the employ of the Company or in any way affect the right of the Company to dismiss or otherwise terminate the Recipient’s

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employment at any time for any reason with or without cause or (b) impose upon the Company any liability for any forfeiture of the Option which may result if the Recipient’s employment is terminated.

8.Changes in Capitalization. Neither this Agreement nor the grant of the Option shall affect in any way the right or power of Lydall or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Lydall’s capital structure or its business, or any merger or consolidation of Lydall or any Lydall Affiliate, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of Lydall or any Lydall Affiliate, or any sale or transfer of all or any part of Lydall’s assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of Shares, reclassification of Shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the number and class of securities and exercise price per Share of the Option shall be equitably adjusted by Lydall in the manner determined by the Award Administrator.

9.Reorganization Event; Change in Control Event.

(a)    In connection with a Reorganization Event, the Award Administrator shall take one or more of the following actions with respect to the Option, except to the extent specifically provided otherwise in an agreement between Lydall or a Lydall Affiliate and the Recipient: (i) provide that the Option shall be continued by Lydall (if Lydall is a surviving company), (ii) provide that the Option shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (iii) provide that the unvested portion of the Option will terminate immediately prior to the consummation of such Reorganization Event, (iv) upon written notice to the Recipient, provide that the unexercised portion of the Option will terminate immediately prior to the consummation of such Reorganization Event following an opportunity for the Recipient to exercise such unexercised portion of the Option (including, if expressly approved by the Award Administrator, those not otherwise exercisable or vested) within a specified period following the date of such notice, (v) provide that the Option shall become exercisable in whole or in part prior to or upon such Reorganization Event, (vi) in the event of a Reorganization Event under the terms of which holders of Shares will receive upon consummation thereof a cash payment for each Share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to the Recipient with respect to the Option equal to (A) the number of Shares subject to the Option multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise price of the Option, less any applicable tax withholdings, in exchange for the termination of the Option, (vii) provide that, in connection with a dissolution or complete liquidation of Lydall, the Option shall convert into the right to receive liquidation proceeds (net of the exercise price thereof and any applicable tax withholdings) or (vii) any combination of the foregoing.

(b)    For purposes of Section 9(a)(ii), the Option shall be considered assumed if, following consummation of the Reorganization Event, (i) the Option confers the right to

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Exhibit 10.51

purchase or receive, subject to the Option’s exercise price, for each Share subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each Share held immediately prior to the consummation of the Reorganization Event (or, if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Common Stock); or (ii) if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Award Administrator may, with the consent of the acquiring or succeeding corporation, instead provide for the consideration to be received upon the exercise of the Option to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Award Administrator determines to be equivalent in value (as of the date of such determination or another date specified by the Award Administrator) to the per Share consideration received by holders of outstanding Shares as a result of the Reorganization Event.

(c)    Following a Change in Control Event, except to the extent specifically provided otherwise in an agreement between Lydall or a Lydall Affiliate and the Recipient, each Option that is continued by Lydall or assumed or substituted pursuant to Section 9(a)(ii) shall be immediately exercisable in full if, on or prior to the 18-month anniversary of the date of the consummation of the Change in Control Event, the Recipient’s employment with all entities that are part of the Company or the acquiring or succeeding corporation is terminated without Cause by all entities that are part of the Company or the acquiring or succeeding corporation (a “Change in Control Termination”). Notwithstanding Section 6(a)(ii) hereof, in the event of a Change in Control Termination, the Option may thereafter be exercised by the Recipient until the expiration of the maximum term of the Option.

10.Award Administrator; Limitations on Liability. The Board will administer this Agreement. To the extent permitted by applicable law, the Board may delegate any or all of its powers hereunder to a Committee. The Board and, to the extent such authority has been delegated to it, the Committee, may construe and interpret the terms hereof and may correct any defect, supply any omission or reconcile any inconsistency in this Agreement. The term “Award Administrator” means, as applicable, the Board or a Committee. All actions and decisions by the Award Administrator with respect to this award will be made in its sole discretion and, by accepting this award, the Recipient acknowledges and agrees that all actions and decisions of the Award Administrator are final and binding. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under this Agreement made in good faith.

11.Miscellaneous

(a)    Amendment; Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless authorized by the Award Administrator, and no amendment or modification of this Agreement may be made without the Recipient’s consent unless the Award Administrator determines that the action, taking into account any related action, does not materially and adversely affect the Recipient’s rights under the Agreement or the change is

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permitted under Sections 8 and 9 hereof. The Award Administrator may at any time provide that the award shall become immediately exercisable in whole or in part.

(b)    Notices. Except as otherwise provided herein, every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications to the Company shall be mailed to or delivered to Lydall’s General Counsel, with a copy to its Vice President of Human Resources, both at Lydall, Inc., One Colonial Road, P. O. Box 151, Manchester, Connecticut, 06045-0151, and all notices by the Company to the Recipient may be given to the Recipient personally or may be mailed to him or her at the last address designated for the Recipient on the employment records of the Company. For purposes of this section, the term “mailed” includes electronic delivery methods.

(c)    Appointment of Agent. By accepting the Option evidenced by this Agreement, the Recipient hereby irrevocably nominates, constitutes and appoints each of Lydall’s Vice President of Human Resources and the Administrative Agent as his or her agent and attorney-in-fact to take any and all actions and to execute any and all documents, in the name and on behalf of the Recipient, for any purpose necessary or convenient for the administration of this Agreement. This power is intended as a power coupled with an interest and shall survive the Recipient’s death. In addition, it is intended as a durable power and shall survive the Recipient’s incapacity. Lydall has the right to change the appointed transfer agent or Administrative Agent from time to time.

(d)    Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware, and the Recipient agrees to the exclusive jurisdiction of Connecticut courts.

(e)    Compliance with Laws. The issuance of Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. Neither Lydall nor a Lydall Affiliate will be obligated to deliver any Shares pursuant to this Agreement until (i) all conditions of the Option have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Recipient has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

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(f)    Section 409A. The Option is intended to be exempt from or comply with the requirements of Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”). If and to the extent (i) any portion of any payment, compensation or other benefit provided to the Recipient pursuant to this Agreement in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Recipient is a “specified employee” as defined in Section 409A(a)(2)(B)(i), in each case as determined by Lydall in accordance with its procedures, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Recipient during the period between the date of separation from service and the New Payment Date shall be paid to the Recipient in a lump sum (without interest) on such New Payment Date, and any remaining payments will be paid on their original schedule. By accepting this award, the Recipient agrees that he or she is bound by the foregoing determinations and procedures

(g)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Company and the Recipient shall be enforceable to the fullest extent permitted by law.

12.Statute of Limitations. The Recipient hereby agrees that there shall be a one-year statute of limitations for the filing of any claim relating to this Agreement or the terms or conditions of the Option. If such a claim is filed more than one year subsequent to the date on which the Option terminates for any reason whatsoever, it shall be precluded by this provision, whether or not the claim has accrued at that time.
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Exhibit 10.51

IN WITNESS WHEREOF, the undersigned officer of Lydall has executed this Agreement.

LYDALL, INC. By: /s/ Dale G. Barnhart
Name: Dale G. Barnhart
Title: President and Chief Executive Officer

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Exhibit 10.51

Schedule A
Definitions

(a)	“Board” means the Board of Directors of Lydall, Inc.

(b)	“Cause” shall have the meaning set forth in that certain employment agreement between the Recipient and the Company dated as of October 14, 2019.

(c)	“Change in Control Event” shall mean the occurrence, after the Effective Date, of any of the following events:

(1)
a report on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) shall be filed with the Commission pursuant to the Exchange Act and that report discloses that any person or persons acting together which would constitute a group (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act), other than Lydall (or one of its subsidiaries) or any employee benefit plan sponsored by Lydall (or one of its subsidiaries), is the beneficial owner (as that term is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of 50% or more of the outstanding voting stock of Lydall;

(2)
any person or persons acting together which would constitute a group (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act), other than Lydall (or one of its subsidiaries) or any employee benefit plan sponsored by Lydall (or one of its subsidiaries), shall purchase securities pursuant to a tender offer or exchange offer to acquire any voting stock of Lydall (or any securities convertible into voting stock of Lydall) and, immediately after consummation of that purchase, that person is the beneficial owner (as that term is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of 50% or more of the outstanding voting stock of Lydall;

(3)
the consummation of: (i) a merger, consolidation or reorganization of Lydall with or into any other person if, as a result of such merger, consolidation or reorganization, 50% or less of the combined voting power of the then outstanding securities of such other person immediately after such merger, consolidation or reorganization is held in the aggregate by the holders of voting stock of Lydall immediately prior to such merger, consolidation or reorganization; (ii) any sale, lease, exchange or other transfer of all or substantially all of the assets of Lydall and its consolidated subsidiaries to any other person if, as a result of such sale, lease, exchange or other transfer, 50% or less of the combined voting power of the then outstanding securities of such other person immediately after such sale, lease, exchange or transfer is held in the aggregate by the holders of voting stock of Lydall immediately prior to such sale, lease, exchange or other transfer; or (iii) a transaction immediately after the consummation of which any person (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act) would be

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the beneficial owner (as that term is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting stock of Lydall;

(4)	the dissolution or complete liquidation of Lydall; or

(5)
during any period of twelve consecutive months, the individuals who at the beginning of that period constituted the Board shall cease for any reason to constitute a majority of the Board, unless the election, or the nomination for election by Lydall’s stockholders, of each director of Lydall first elected during such period was approved by a vote of at least a majority of the directors of Lydall then still in office who were directors of Lydall at the beginning of such period.

(d)	“Code” means the Internal Revenue Code of 1986 and any regulations thereunder, each as amended from time to time.

(e)	“Commission” means the U.S. Securities and Exchange Commission.

(f)
“Committee” means (i) the Compensation Committee of the Board or (ii) any other committee or subcommittee of the Board to the extent that the Board’s powers or authority under this Agreement have been delegated to such committee or subcommittee by the Board or by the Compensation Committee of the Board.

(g)	“Common Stock” means shares of common stock, $0.10 par value per share, of Lydall.

(h)	“Company” means collectively Lydall and each Lydall Affiliate at the relevant applicable time.

(i)	“Economic Value” means the amount reportable by the Recipient as taxable compensation for federal income tax purposes with respect to the Option.

(j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(k)	“Fair Market Value” means the fair market value per share of Common Stock, determined as follows:

(1)	if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of determination; or

(2)
if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) (or another similar system then in use as determined by the Award Administrator) on the date of determination; or

(3)
if the Common Stock is not publicly traded, the Award Administrator will determine the Fair Market Value for purposes of this Agreement using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation

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principles under Section 409A of the Code, except as the Award Administrator may expressly determine otherwise.
For any date of determination that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day. The Award Administrator can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can use weighted averages either on a daily basis or such longer period as complies with Section 409A of the Code.

(l)
“Lydall Affiliate” means (i) any of Lydall’s present or future parent or subsidiary corporations (as defined in Sections 424(e) or (f) of the Code) during the time that such parent or subsidiary corporation satisfies such definition and (ii) any other business venture (including, without limitation, joint venture or limited liability company) in which Lydall has a direct or indirect controlling interest, as determined from time to time by the Award Administrator.

(m)	“Lydall Affiliates” means collectively each Lydall Affiliate at the relevant applicable time.

(n)	“Nonqualified Stock Option” is an option to acquire Shares that does not qualify as an “incentive stock option” under Section 422 of the Code.

(o)	“NYSE” means the New York Stock Exchange.

(p)	“NYSE Listed Company Manual” means the NYSE Listed Company Manual, as amended from time to time, an any successor rule or regulation.

(q)
“Reorganization Event” means: (a) any merger or consolidation as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property or are cancelled, (b) any transfer or disposition of all or substantially all of the outstanding Common Stock for cash, securities or other property pursuant to a share exchange or other transaction, (c) any dissolution or complete liquidation of Lydall, or (d) a Change in Control Event.

(r)	“Securities Act” means the Securities act of 1933, as amended from time to time.

(s)	“Share” means a share of Common Stock.

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